Exhibit 10.1

Amendment No. 2

to

At-the-Market Issuance Sales Agreement

This Amendment No. 2 (the “Amendment No. 2”) dated March 5, 2021, to that certain At-the-Market Issuance Sales Agreement, dated January 22, 2021 (as amended by Amendment No. 1 thereto dated February 17, 2021, the “Sales Agreement”) by and between Ault Global Holdings, Inc., a Delaware corporation (the “Company”), and Ascendiant Capital Markets, LLC (the “Agent”), is being entered into to modify certain terms of the Sales Agreement. Defined terms used herein have the definitions assigned to them in the Sales Agreement. Unless specifically amended or modified herein, the other terms of the Sales Agreement remain in full force and effect, not amended or modified, as of the date hereof.

1.    The amount of Placement Shares that may be sold under and pursuant to the terms of the Sales Agreement is increased by $75,000,000, for an amended aggregate of $200,000,000 that may be sold under and pursuant to the terms of the Sales Agreement. The defined term “Maximum Amount” in the Sales Agreement will mean $200,000,000.

2.     The definition of “Applicable Time,” in Section 24 of the Sales Agreement is hereby deleted and in its place inserted the following:

“Applicable Time” means (i) the date of any amendment to the Sales Agreement, (ii) each Representation Date, and (iii) the time of each sale of any Placement Shares pursuant to this Agreement.

3.     The language of Schedule 2 of the Sales Agreement is hereby amended and restated in its entirety to read as follows:

“The Company will pay to Ascendiant in cash, upon each sale of Placement Shares pursuant to this Agreement, an amount equal to 2.5% of the gross proceeds from each sale of Placement Shares.”

4.    At the date of this Amendment No. 2, for the sake of clarification of items to be delivered in connection with the change in the Maximum Amount in Sections 7 and 10 of the Sales Agreement, the Company will deliver or will arrange for the delivery of the following:

(i)       A Representation Date Certificate as provided in Section 7(l) of the Sales Agreement, with the understanding that the Company has sold Placement Shares after February 17, 2021 up to and through the date of this Amendment No. 2 under the Sales Agreement;

(ii)      A secretary’s certificate as to only the authorization of the additional Placement Shares under the Maximum Amount;

(iii)     An opinion or “bring down” opinion of Company Counsel with such opinion covering the Maximum Amount of $200,000,000 in Placement Shares that may be sold;

(iv)     A copy of the amendment to any listing application to the Exchange to reflect the additional Placement Shares under the Maximum Amount; and

5.    The dollar amount referenced in Section 1 is increased from “$125,000,000,” to “$200,000,000.”

If the foregoing correctly sets forth the understanding between the Company and the Agent as to amendments to the Sales Agreement, please so indicate in the space provided below for that purpose, whereupon this Amendment No 2. shall constitute a binding modification agreement between the Company and the Agent to the Sales Agreement.

[signatures on next following page]

AULT GLOBAL HOLDINGS, INC.

By:	/s/ Milton Ault, III
Name:	Milton Ault, III
Title:	Executive Chairman

ACCEPTED as of the date first-above written:

ASCENDIANT CAPITAL MARKETS, LLC

By:	/s/ Bradley J. Wilhite
Name:	Bradley J. Wilhite
Title:	Managing Partner